EXHIBIT 11
RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           THREE MONTHS ENDED

                                     ------------------------------
                                      December 27,      December 28,
                                         1998              1997
                                      -----------     --------------


NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net income available to common
       shareholders                    $12,641,000      $11,992,000
                                      ==============   ===============

  2.  Weighted average common
       shares outstanding -
       Basic                           $46,591,704       $46,646,481
                                      ===============  ===============

  3.  Basic net income per share
       (Item 1 divided by Item 2)          $  .27            $ .26
                                      ===============  ===============

DILUTED:
  1.  Net income available to common
       shareholders                    $12,641,000         $11,992,000
                                      ================  ===============

  2.  Weighted average common
       shares outstanding -
       Basic                            46,591,704         46,646,481

  3.  Weighted potential shares
       under stock options computed
       for the periods using the
       Treasury Stock Method               270,554            335,246
                                       ---------------   ---------------

  4.  Weighted average common
       shares outstanding -
       Diluted                           46,862,258        46,981,727
                                       ================   ===============

  5.  Net Income Per Share (Item
       1 divided by Item 4)                    $.27             $.26
                                       ================   ===============